Exhibit 21.1



                         SUBSIDIARY OF RSI SYSTEMS, INC.
          Subsidiaries                     Jurisdiction of Incorporation
      RSI Systems Limited                       United Kingdom


           The subsidiary is 100%-owned directly by RSI Systems, Inc. The financial statements of such subsidiary is included in the Consolidated Financial Statements of RSI Systems, Inc.